Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Cheryl R. Johnson
         Vice President, Investor Relations
         NOVOSTE CORPORATION
         (770) 717-6052

              Novoste Announces Interim Results of START 40 Trial

           * Beta Radiation Shown to Reduce Restenosis by 51% to 61% *

NORCROSS, GA., October 18, 2000 - Interim results of Novoste Corporation's (Nasdaq: NOVT) START 40 Trial were presented today at the Transcatheter Cardiovascular Therapeutics (TCT) conference in Washington, D.C. Data was presented on 137 patients, or approximately two-thirds of the patients enrolled in the study. The results of this interim review, as well as the results of the original START Trial which were announced in March 2000, demonstrated a significant reduction in restenosis in patients treated with beta radiation.

The START 40 Trial was designed to evaluate the effect of intracoronary radiation delivered with the Beta-Cath(TM) System in treating in-stent restenosis. A key objective of the START 40 Trial was to determine the effect of using a longer (40-mm) radiation source with the Beta-Cath(TM) System to treat the same size lesion treated by a shorter (30-mm) radiation source, as in the START Trial. The trial used the same treatment protocol and patient enrollment criteria as that used in the original START Trial, so that the placebo arm of the START Trial could also serve as the placebo arm for the START 40 Trial. In the START 40 Trial, all patients were treated with an active radiation source train.

A total of 207 patients were treated with beta radiation in the START 40 Trial at 22 clinical sites in North America and Europe. Patients were requested to return eight months after treatment with the Beta-Cath(TM) System for an angiographic (x-ray) evaluation of the treated artery. Alexandra J. Lansky, M.D., Director of the Angiographic Core Lab at Cardiology Research Foundation (Lenox Hill Hospital; New York), reviewed the following results during her presentation at the TCT today.

               Interim Angiographic Results of the START 40 Trial

-----------------------------------------------------------------------------------------------
                                          Beta
                            PLACEBO     Radiation      Reduction    Beta Radiation   REDUCTION
                            CONTROL       START       vs. Placebo      START 40     VS. PLACEBO
Enrolled Patients             232          244                           207
Angiographic Analysis         188          198                           137
Restenosis Rate(1):
  Stent Segment                41%          14%            66%            16%            61%
  Total Analysis Segment       45%          29%            36%            22%            51%
-----------------------------------------------------------------------------------------------

Commenting on these results, Dr. Lansky said, "Compared to the placebo group, we observed a 51% reduction in restenosis within the `total analysis segment', a 50 millimeter section of the artery encompassing lesions which were 17 millimeters long, on average. This is a very rigorous measure of the effect of beta radiation on restenosis, and compares favorably with the 36% reduction observed in the START Trial."

William A. Hawkins, President and CEO of Novoste, remarked, "The final results of the START 40 Trial will be presented at the American Heart Association meeting in mid-November by Dr. Warren Laskey, the principal investigator of the trial. Soon thereafter, Novoste plans to submit a supplemental application with the FDA to obtain approval to market the Beta-Cath(TM) with a 40-mm radiation source train. The 40-mm device would represent a product line extension to our 30-mm device, for which we are expecting FDA approval in the near future."

Novoste Corporation, based in Atlanta, Ga., is a leader in the emerging field of vascular brachytherapy to reduce the incidence of restenosis. The company's Beta-Cath(TM) System is commercially available in the European Union and other countries outside the U.S. For more information on the Beta-Cath(TM) System or Novoste, please call (770) 717-0904 or visit the company's web site at www.novoste.com.

The forward-looking statements included in this news release reflect management's best judgment based on factors currently known. Actual results may differ materially from those projected in these forward-looking statements based upon risks and uncertainties, including the demonstration of safety and efficacy of the Beta-Cath(TM) System, time required to complete clinical trial data analysis, receipt and timing of FDA and other regulatory approvals, and other risks detailed in documents filed by Novoste with the SEC including its S-3 registration statement and Forms 10-K, 10-Q and 8-K.

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(1) Restenosis Rate: the percentage of patients who had a greater than 50%
stenosis (blockage) in the treated artery within eight months of the vascular brachytherapy procedure. The analysis was performed by analyzing x-ray images of both the stented portion of the artery (stent segment) and a longer section of the artery, beyond that treated with radiation or revascularization methods (total analysis segment).

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